Nelnet Withdraws Application for Industrial Bank Charter with the FDIC and the Utah Department of Financial Institutions

LINCOLN, Neb., September 25, 2018 - Nelnet (NYSE: NNI) today announced it has withdrawn its application with the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions (UDFI) to establish Nelnet Bank, a Utah-chartered industrial bank. Nelnet filed the industrial bank charter application on June 28, 2018.

“We appreciate the constructive dialogue we have had with the FDIC and UDFI regarding our application,” said Nelnet President Tim Tewes. “Withdrawing our application is a temporary step back in what we knew could be a long process. The need for more financially secure, borrower-focused, and FDIC-insured lenders in the private student loan marketplace is increasing; we believe Nelnet is an ideal candidate to be such an institution with our financial strength, customer focus, and experience.”

Nelnet has a long history helping families plan and pay for their education, including more than 30 years of making private student loans. With diversified sources of funding that include deposits and securitizations, Nelnet Bank would be able to act as a reliable source of funding for creditworthy, education-seeking consumers throughout all credit markets.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. The words “believe,” “expect,” “could,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to, the uncertain nature of the expected benefits if an industrial bank charter can be obtained. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws.

About Nelnet

Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate developments and new ventures. For more information, visit Nelnet.com.

Media Contact: Ben Kiser, 402.458.3024; OR Investor Contact: Phil Morgan, 402.458.3038